Exhibit 10.3
Henry Schein, Inc.
135 Duryea Road
Melville, New York 11747
February 24, 2010
Biolase Technology, Inc.
4 Cromwell
Irvine, CA 92618

Attention:	David M. Mulder
Chief Executive Officer
Dear Mr. Mulder,
This letter agreement shall serve to amend that certain License and Distribution Agreement by and between Henry Schein, Inc. (“HSI”) and Biolase Technology, Inc. (“Biolase”), dated as of August 8, 2006, as amended (the “Agreement”). Capitalized terms used herein but not defined herein have the meanings set forth in the Agreement.
As of the date set forth above, the parties hereby agree as follows:
Section 6 of the letter agreement, dated February 27, 2009 amending the Agreement, is hereby amended such that HSI may provide written notice of its intent to extend the Agreement for the first additional one year term at any time on or prior to 5:00 p.m. E.S.T., Wednesday, March 3, 2010.
This letter agreement amends certain terms and conditions of the Agreement. All other terms and conditions of the Agreement that are not modified by this letter agreement are hereby ratified and confirmed in all respects, and shall remain in full force and effect. Should there be any conflict between the terms and conditions contained in this letter agreement and the Agreement, the terms and conditions of this letter agreement shall govern and control.
This letter agreement shall be governed by, and construed and enforced in accordance with the laws of the State of California, without regard to conflict of laws principles.
Please acknowledge your agreement to the foregoing terms and conditions by executing this letter agreement.

Very truly yours, HENRY SCHEIN, INC.
By:	Brian S. Watson
	Name:	Brian S. Watson
	Title:	Vice President

ACCEPTED AND AGREED: BIOLASE TECHNOLOGY, INC.
By:	David M. Mulder
	Name:	David M. Mulder
	Title:	Chief Executive Officer